UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 11, 2019

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3503 NW 63rd Street, Suite 500, Oklahoma City, Oklahoma		73116
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Employment Agreement

On February 11, 2019, the Company entered into a new employment agreement (the “Employment Agreement”) with Mr. John Diesch (the “Executive”), pursuant to which Mr. Diesch will continue to provide services to the Company as Executive Vice President – Operations. The Employment Agreement for Mr. Diesch supersedes and replaces his current employment agreement with the Company, which was previously filed with the Securities and Exchange Commission.

The Employment Agreement provides for an initial term ending on December 31, 2019, which automatically renews for successive one-year periods thereafter unless either party provides written notice of his or its intention to terminate the agreement at least 90 days prior to the end of the then-current term. Mr. Diesch will have an annual base salary of $350,000, a target annual cash performance bonus equal to 60% of his base salary and a maximum annual cash performance bonus equal to 120% of his base salary. The payout for the annual cash performance bonus for Mr. Diesch will depend on the Company’s achievement of performance criteria, as determined by the Compensation Committee of the Board.

The Employment Agreement provides that if the Executive’s employment with the Company is terminated due to death or disability, he will receive a lump sum payment equal to a pro rata portion of his annual bonus based on actual company performance for the year of termination, paid at the same time such bonuses are paid to all employees generally (the “Pro-Rata Bonus”). If the Executive’s employment is terminated by the Company without Cause (as defined in the Employment Agreement), by the Executive for Good Reason (as defined in the Employment Agreement) or as a result of a notice of non-renewal of the Employment Agreement by the Company, the Executive will receive (i) a lump sum payment equal to the Pro-Rata Bonus, (ii) a lump sum payment equal to a multiple of his base salary and target bonus (discussed below), and (iii) continuation of health benefits for the Executive and his eligible dependents for 18 months on the same economic terms applicable prior to his termination. The severance multiple for Mr. Diesch is one (or two if the termination occurs within 24 months following a Change in Control (as defined in the Employment Agreement) or either (x) within 90 days prior to the date a definitive agreement is executed which results in a Change in Control within 180 days after the date such definitive agreement is executed or (y) on or within 180 days following the date a definitive agreement is executed which results in a Change in Control within 180 days after the date such definitive agreement is executed (a “Qualifying CIC Termination”)) and the severance is payable on (i) the first pay date following the Executive’s execution (and non-revocation) of a release of claims or (ii) the date of the Change of Control (if applicable), whichever is later. All severance or termination benefits payable to the Executive under the Employment Agreements are dependent on the Executive’s execution and delivery of a release of claims within 60 days following the date of termination. Following termination of employment, the Executive will be subject to non-compete and non-solicitation restrictions for a period of 24 months.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated February 11, 2019, between LSB Industries, Inc. and John Diesch.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 12, 2019

LSB INDUSTRIES, INC.

By:	/s/ Mark T. Behrman
Name:	Mark T. Behrman
Title:	President and Chief Executive Officer